Exhibit 107.1
CALCULATION OF FILING FEE TABLE

FORM S-8
Registration Statement under the Securities Act of 1933
(Form Type)

FRP Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.10 par value	457(c) and 457(h)	1,500,000 shares	$21.22	$31,830,000	$0.00013810	$4,395.72
		Total Offering Amounts:			$31,830,000		$4,395.72
		Total Fee Offsets:					$0.00
		Net Fee Due:					$4,395.72

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or issued under the FRP Holdings, Inc. 2026 Equity Incentive Plan by reason of stock splits, stock dividends, recapitalizations or similar transactions affecting the Common Stock, as specified in such anti-dilution provisions.
(2) Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices for the Registrant’s Common Stock on the Nasdaq Global Select Market on May 8, 2026.